EXHIBIT 99.3

                                ESCROW AGREEMENT

      THIS ESCROW AGREEMENT (the "Agreement") is entered into as of June 6, 2006, by and among Aether Holdings, Inc., a Delaware corporation (the "Purchaser"), Robert W. D'Loren, an individual resident in the state of New York (solely in his capacity as the Securityholders' Representative pursuant to the Merger Agreement (as defined below), the "Securityholders' Representative") and Wilmington Trust Company, as escrow agent hereunder (the "Escrow Agent"). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Merger Agreement (as defined below). The Escrow Agent, the Purchaser and the Securityholders' Representative are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

                                    RECITALS

      WHEREAS, pursuant to that certain Agreement and Plan of Merger (as amended or otherwise modified from time to time, the "Merger Agreement") dated as of June 6, 2006, by and among UCC Capital Corp., a New York corporation ("UCC Capital"), UCC Consulting Corp., a New York corporation ("UCC Consulting"), UCC Servicing, LLC, a New York limited liability company ("UCC Servicing," and together with UCC Consulting and UCC Capital, the "Company"), AHINV Acquisition Corp., a Delaware corporation ("AHI"), the Purchaser, the Securityholders' Representative and each of the Securityholders (as defined therein), each Company has agreed to merge with and into AHI;

      WHEREAS, in order to fully and exclusively secure the indemnity obligations of the Securityholders under Article IX of the Merger Agreement (except as otherwise specifically set forth in such Article IX), the parties to the Merger Agreement have agreed, pursuant to Section 2.3(d)(ii) of the Merger Agreement, that the Purchaser shall, at the Closing, cause to be deposited with the Escrow Agent 600,000 shares of common stock of the Purchaser (the "Indemnity Escrow Shares") issued in the names of the Securityholders to be held in escrow and disbursed therefrom pursuant to the terms and conditions set forth in this Agreement; and

      WHEREAS, in order to secure the certain of payment obligations of the Purchaser under Section 2.15 of the Merger Agreement, the parties to the Merger Agreement have agreed that the Purchaser shall, at the Closing, also cause to be deposited with the Escrow Agent 900,000 shares of common stock of the Purchaser (the "First Tranche Shares") issued in the names of the Securityholders to be held in escrow and disbursed therefrom pursuant to Section 4 of this Agreement; and

      WHEREAS, the parties hereto agree and acknowledge that under no circumstances are the First Tranche Shares to be utilized as collateral with respect to any claim of indemnification under Article IX of the Merger Agreement, except as permitted by the last sentence of Section 9.4(a) of the Merger Agreement.

      NOW, THEREFORE, in consideration of these premises and the mutual obligations and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties agree as follows:

      1. APPOINTMENT OF ESCROW AGENT; RECEIPT OF INITIAL ESCROW SHARES AND FIRST TRANCHE SHARES.

      (a) The Purchaser and the Securityholders hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

      (b) Following the execution of this Agreement, the Purchaser will deposit with the Escrow Agent the Indemnity Escrow Shares and the First Tranche Shares. Upon receipt by the Escrow Agent of the Indemnity Escrow Shares and the First Tranche Shares, the Escrow Agent agrees to hold such Indemnity Escrow Shares (including any securities into which such Indemnity Escrow Shares may be reclassified or converted) (collectively, the "Aggregate Indemnity Escrow Shares") and such First Tranche Shares (including any securities into which such First Tranche Shares may be reclassified or converted) (collectively, the "Aggregate First Tranche Shares") in a separate and distinct account (the "Escrow Account"), subject to the terms and conditions of this Agreement. The Escrow Agent shall not distribute or release the Aggregate Indemnity Escrow Shares or Aggregate First Tranche Shares, except in accordance with the express terms and conditions of this Agreement. In addition, the Escrow Agent holds (i) the stock transfer powers (each a "Securityholder Stock Power" and collectively the "Securityholder Stock Powers" or "Stock Powers"), of which each Securityholder has executed ten in blank and delivered to the Escrow Agent in connection with the execution of this Agreement, authorizing the Escrow Agent to assign, transfer and deliver the Aggregate Indemnity Escrow Shares held in the Escrow Account to the Purchaser in accordance with the terms herein, authorizing the Escrow Agent to assign, transfer and deliver the Aggregate First Tranche Shares held in the Escrow Account to, but only to, the Securityholders' Representative in accordance with the terms herein.

      (c) Each Securityholder shall be deemed to have contributed a portion of the Aggregate Indemnity Escrow Shares equal to the number of Indemnity Escrow Shares multiplied by such Securityholder's Pro Rata Share set forth on Exhibit A attached hereto (such amount for each Securityholder, the "Escrow Contribution"). The Escrow Agent shall maintain a record of each Securityholder's Securityholder Escrow Account Balance (as defined in Section 1(d) below). Subject to the limitations set forth in Article IX of the Merger Agreement, (i) each payment by the Escrow Agent in respect of a Draw-Down Request (as defined below) in accordance with Section 3 of this Agreement that relates to an Indemnification Claim (as defined below) pursuant to Section 9.2(a) of the Merger Agreement shall be allocated one hundred percent (100%) to the Securityholder against whom the breach is asserted and (ii) each payment by the Escrow Agent in respect of a Draw-Down Request in accordance with Section 3 of this Agreement that relates to an Indemnification Claim pursuant to Section 9.2(b) of the Merger Agreement shall be allocated to each of the Securityholders in accordance with each Securityholder's Pro Rata Share set forth on Exhibit A. For purposes of determining the number of Aggregate Indemnity Escrow Shares to be released pursuant to any claim for indemnification pursuant to Article IX of the Merger Agreement (an "Indemnification Claim"), each Aggregate Indemnity Escrow Share shall be valued at the average closing price per share of such Aggegate Indemnity Escrow Share on the Nasdaq National Market or such other market upon which it shall then be traded for the five (5) trading days immediately preceding the actual date upon which such Aggregate Indemnity Escrow Shares shall be released to satisfy such indemnification obligation (the "Deemed Value").

      (d) As used herein, "Securityholder Escrow Account Balance" means, as of any time and for any Securityholder, such number of Aggregate Indemnity Escrow Shares as is equal to such Securityholder's Escrow Contribution minus, unless a Draw-Down request is satisfied in accordance with the Cash Payment Option described in Section 3(e), the number of Aggregate Indemnity Escrow Shares allocated to such Securityholder at or before such time pursuant to Section 1(c) of this Agreement.

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      2. ESCROW SHARES.

      (a) Voting. Until a Draw-Down Request (as defined in Section 3(a)(i)) is delivered, each of the Securityholders shall have the right to exercise any voting or consent rights pertaining to the Aggregate Indemnity Escrow Shares deposited by such Securityholder and held in the Escrow Account. In addition, each of the Securityholders shall have the right to exercise any voting or consent rights pertaining to the Aggregate First Tranche Shares at all times prior to their release in accordance with Section 2.15 of the Merger Agreement and Section 4 hereof. The Escrow Agent shall not have any right to exercise any such voting or consent rights with respect to the Aggregate Indemnity Escrow Shares or the Aggregate First Tranche Shares. Pursuant to a voting agreement entered into as of the date hereof between the Securityholders and Purchaser, David Oros (or another individual selected by the Purchaser's Board of Directors) shall have the right to vote the Aggregate First Tranche Shares so long as such shares are held by the Escrow Agent pursuant to the terms of this Agreement.

      (b) Dividends. If and to the extent that during such time as the Aggregate Indemnity Escrow Shares or the Aggregate First Tranche Shares are held in the Escrow Account pursuant to the terms of this Agreement Purchaser shall declare and distribute dividends with respect to the shares of its common stock, the Purchaser shall deposit in the Escrow Account the amount of such dividends allocable to such Aggregate Indemnity Escrow Shares or Aggregate First Tranche Shares, as applicable. Any dividends so deposited in the Escrow Account, together with any interest earned thereon, with respect to the Aggregate Indemnity Escrow Shares shall first be released from the Escrow Account and applied to satisfy any indemnification obligations of a Securityholder, pursuant to Article IX of the Merger Agreement and Section 3 of this Agreement, with any balance of any such indemnification obligations next being satisfied in accordance with Section 3 hereof either through the release to the Purchaser Indemnified Person of the Securityholder's Pro Rata Share of Aggregate Indemnity Shares or the exercise of his Cash Payment Option. If and to the extent that a Securityholder's Pro Rata Share of any such dividends so deposited in the Escrow Account with respect to the Aggregate Indemnity Escrow Shares, together with any interest earned thereon, exceeds the amount of such Securityholder's indemnification obligations under Article IX of the Merger Agreement and Section 3 hereof, the Securityholder's Pro Rata Share (as determined under Exhibit A) of any such dividends and interest earned thereon shall be released and distributed from the Escrow Account to such Securityholder at such time as his Pro Rata Share of the Aggregate Indemnity Escrow Shares would be fully released to him under Section 3 hereof. Any dividends so deposited in the Escrow Account, together with any interest thereon, with respect to the Aggregate First Tranche Shares shall be released and distributed either to the Securityholders or Purchaser (as the case may be) at such time as the Aggregate First Tranche Shares are to be distributed and released in accordance with Section 4(a) or
Section 4(b) hereof, respectively. If and to the extent that dividends are declared and deposited by Purchaser in the Escrow Account in accordance with the provisions of this Section 2(b), the Securityholders shall include their Pro Rata Share of such dividends in income for federal, state and local income tax purposes, provided that either Purchaser or Escrow Agent timely provide such Securityholders with copies of Internal Revenue Service ("IRS") Forms 1099 on which is reported their allocable share of such dividend income. In addition, such Securityholders shall include in income for federal, state and local income tax purposes any interest earned on such dividends while held in the Escrow Account, provided that the Escrow Agent shall timely provide such Securityholders with IRS Forms 1099, on which is reported their allocable share of any such interest income.

      (c) Transferability. Except as contemplated herein, no Securityholder may sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in the Aggregate Indemnity Escrow Shares or Aggregate First Tranche Shares at any time that such Aggregate Indemnity Escrow Shares or Aggregate First Tranche Shares are held in escrow pursuant to this Agreement.

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

      (d) New Certificates. If under any circumstance hereunder fewer than the total number of the Aggregate Indemnity Escrow Shares or Aggregate First Tranche Shares (as the case may be) represented by any certificate (or certificates) representing the Aggregate Indemnity Escrow Shares or the Aggregate First Tranche Shares are to be distributed to the Purchaser or the Securityholders' Representative hereunder, the Purchaser shall deliver to the Escrow Agent a new certificate (or certificates) representing the number of the Aggregate Indemnity Escrow Shares or Aggregate First Tranche Shares not so distributed within five
(5) business days after the Escrow Agent's surrender of the certificate (or certificates) representing the distributed Aggregate Indemnity Escrow Shares or the Aggregate First Tranche Shares.

      (e) Escrow Agent Obligations. Except as otherwise provided in Section 2(b) hereof, the Escrow Agent's sole obligation with respect to any distribution of the Aggregate Indemnity Escrow Shares to the Purchaser and with respect to any distribution of the Aggregate First Tranche Shares to the Securityholders' Representative shall be to (i) deliver the certificate (or certificates) representing such Aggregate Indemnity Escrow Shares or Aggregate First Tranche Shares, as applicable, and any related Stock Powers to the Purchaser or its designated stock transfer agent with appropriate instructions to issue a new certificate (or certificates) in the name of the Party or Parties entitled to such Aggregate Indemnity Escrow Shares or Aggregate First Tranche Shares along with proper delivery instructions and (ii) instruct the Purchaser or its designated stock transfer agent to issue a new certificate (or certificates) to be returned to the Escrow Agent for any undistributed Aggregate Indemnity Escrow Shares or Aggregate First Tranche Shares (as the case may be). The Escrow Agent shall have no liability whatsoever for any error, mistake, delay or failure to act by the Purchaser or its designated stock transfer agent, including without limitation any error, mistake, delay or failure in the delivery of the Aggregate Indemnity Escrow Shares or the Aggregate First Tranche Shares.

      3. RELEASE OF AGGREGATE INDEMNITY ESCROW SHARES. Subject to the terms of the Merger Agreement, the Aggregate Indemnity Escrow Shares are intended to provide the sole and exclusive source of collateral for the payment of any amounts which may become payable in respect of the liabilities of the Securityholders as determined pursuant to Article IX of the Merger Agreement (other than with respect to indemnified claims that, pursuant to Article IX of the Merger Agreement, are expressly not limited to payment from the Aggregate Indemnity Escrow Shares). The Aggregate Indemnity Escrow Shares shall only be distributed and released as follows:

      (a) INDEMNIFICATION CLAIMS.

      (i) Indemnification Claims shall be asserted and resolved as set forth in the Merger Agreement. Subject to the terms of this Section 3(a), on each occasion on which a Purchaser Indemnified Person makes an Indemnification Claim under the Merger Agreement, the Purchaser shall deliver to the Securityholders' Representative and Escrow Agent a written notice setting forth the nature of such Indemnification Claim and the amount of such claim (a "Draw-Down Request"). For the convenience of the Escrow Agent, Article IX of the Merger Agreement is restated in its entirety as Exhibit B attached hereto. The Escrow Agent shall notify the Securityholders' Representative promptly upon receiving any Draw-Down Request. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser agrees that the Purchaser Indemnified Persons shall only be entitled to receive payments out of the Escrow Account with respect to a particular Securityholder's obligations under Section 9.2(a) or Section 9.2(b) of the Merger Agreement if and to the extent that such Securityholder has a positive Securityholder Escrow Account Balance (which Securityholder Escrow Account Balance shall consist only of a Securityholder's Pro Rata Share of the Aggregate Indemnity Escrow Shares, as determined in accordance with Sections 1(c) and (d) hereof, and shall not include any of his Pro Rata Share of the Aggregate First Tranche Shares to which he may be entitled) and then only to the extent permitted by the limitations set forth in Article IX of the Merger Agreement (the "Payment Limitations").

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

      (ii) Except as provided in clause (iii) below, within five (5) days after receipt by the Securityholders' Representative and the Escrow Agent of a Draw-Down Request, the Securityholders' Representative may deliver to the Purchaser and the Escrow Agent a written objection to all or any part (including, but not limited to, by reason of a claim made in excess of the Securityholder Escrow Account Balance for any Securityholder or contrary to the terms of Article IX of the Merger Agreement) of the Draw-Down Request (an "Objection").

      (iii) If, in connection with a Draw-Down Request for indemnification under
Section 9.2(a) or Section 9.2(b) of the Merger Agreement, the Securityholders' Representative fails to deliver an Objection by the end of the fifth (5th) day following the receipt by the Securityholders' Representative of such Draw-Down Request, the Escrow Agent shall deliver to the applicable Purchaser Indemnified Person out of the Escrow Account such number of Aggregate Indemnity Escrow Shares as have an aggregate Deemed Value equal to the amount requested in the Draw-Down Request (subject to the respective Payment Limitations applicable with respect to each Securityholder). Any such delivery shall be made on or before the third (3rd) day following the expiration of such five (5) day period. The Escrow Agent shall continue to hold any Aggregate Indemnity Escrow Shares remaining in the Escrow Account following the payment of any Draw-Down Request in accordance with the terms of this Agreement.

      (iv) If the Securityholders' Representative delivers a timely Objection with respect to all or any portion of a Draw-Down Request, the Escrow Agent shall not disburse, and shall continue to hold in the Escrow Account, the amount requested in the Draw-Down Request or the disputed portion thereof, as the case may be, pending receipt of either (A) written payment instructions signed by the Purchaser and the Securityholders' Representative specifying the agreement of the parties as to the action to be taken by the Escrow Agent in respect of such Draw-Down Request (the "Payment Instructions") or (B) a notice from the Purchaser and the Securityholders' Representative stating that such Draw-Down Request has been submitted to a court of competent jurisdiction for judgment and that a judgment with respect to such matters has been rendered (a "Judgment Notice") which is accompanied by a copy of a final, non-appealable order of such court (an "Order"), pursuant to which such court has determined whether and to what extent the Purchaser Indemnified Person is entitled to the amount requested in the Draw Down Request. Upon receipt of Payment Instructions or a Judgment Notice, as applicable, the Escrow Agent shall thereafter act in accordance with
Section 3(a)(v) or Section 3(a)(vi) below, as applicable.

      (v) Upon receipt by the Escrow Agent of Payment Instructions, if such Payment Instructions indicate that the Purchaser Indemnified Person is entitled to payment in respect of all or any portion of the applicable Draw-Down Request, then the Escrow Agent shall release from the Escrow Account and deliver to such Purchaser Indemnified Person the number of such Aggregate Indemnity Escrow Shares as have a Deemed Value as are indicated by such Payment Instructions (subject to the respective Payment Limitations applicable with respect to each Securityholder). Such delivery shall be made on or before the fifth (5th) day following the date on which such Payment Instructions are received by the Escrow Agent. If such Payment Instructions indicate that the Purchaser Indemnified Person is not entitled to all or any portion of the Aggregate Indemnity Escrow Shares claimed in such Draw-Down Request (a "Discharge Notice"), then the Escrow Agent shall (A) deliver to the Purchaser Indemnified Person that portion, if any, of the Aggregate Indemnity Escrow Shares claimed in the Draw-Down Request to which such Purchaser Indemnified Person is entitled, and (B) continue to hold the remaining amount of such Aggregate Indemnity Shares in the Escrow Account in accordance with the terms of this Agreement until such Aggregate Indemnity Escrow Shares are to be delivered in accordance with the terms hereof.

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      (vi) If the Escrow Agent has received a Judgment Notice and an Order with respect to any particular Draw-Down Request, then the Escrow Agent shall release from the Escrow Account and deliver to the applicable Purchaser Indemnified Person(s) such number of Escrow Shares as have an aggregate Deemed Value equal to the amount due such Purchaser Indemnified Person(s), as indicated in such Order (subject to the respective Payment Limitations applicable with respect to each Securityholder). Such delivery will be made on or before the fifth (5th) day following the date on which the Escrow Agent received such Order. If such Order indicates that the applicable Purchaser Indemnified Person(s) is not entitled to all or any portion of the Aggregate Indemnity Escrow Shares claimed in the Draw-Down Request (a "Determination Discharge"), then the Escrow Agent shall continue to hold the amount of such Aggregate Indemnity Escrow Shares to which such Purchaser Indemnified Person(s) was determined not to be entitled in accordance with the terms of this Agreement until such Aggregate Indemnity Escrow Shares are to be delivered in accordance with the terms hereof.

      (b) RELEASE OF REMAINING AGGREGATE INDEMNITY ESCROW SHARES. On the date that is 12 months and one day after the Closing Date (or if such date is not a Business Day, the immediately following Business Day)(the "Release Date"), subject to the provisions of the following sentence, the Escrow Agent shall promptly deliver to the Securityholders, as instructed in writing by the Securityholders' Representative, the Aggregate Indemnity Escrow Shares remaining in the Escrow Account on the Release Date (the "Disbursement Amount"); provided, however, that if the Escrow Agent shall have received on or before the Release Date one or more Draw-Down Requests which have not been paid in accordance with
Section 3(a) as of the Release Date and as to which, on the Release Date, the Escrow Agent has not received and fully acted upon Payment Instructions or an Order, nor received a Discharge Notice or a Determination Discharge (any such Draw-Down Request being referred to as an "Outstanding Claim") (it being agreed that to the extent that the precise amount of Damages with respect to any Outstanding Claim is not known prior to the Release Date, the Purchaser shall have the right to send the Securityholders' Representative and the Escrow Agent on or before the Release Date a (or an updated) Draw-Down Request with respect to each Outstanding Claim that provides such Parties notice of such Purchaser Indemnified Person's good faith estimate of the maximum amount of Damages resulting from such Outstanding Claim) the Escrow Agent shall retain and continue to hold in accordance with the terms hereof such number of Aggregate Indemnity Escrow Shares as have an aggregate Deemed Value equal to the amount requested in all such Outstanding Claims up to a maximum of the amount of the Securityholder Escrow Account Balance of each Securityholder that is potentially liable (based on the most recent Draw-Down Request for each Outstanding Claim) with respect to an Outstanding Claim (the "Retained Amount") but shall deliver to the Securityholders as instructed by the Securityholders' Representative such number of Aggregate Indemnity Escrow Shares as have an aggregate Deemed Value equal to the excess, if any, of the Disbursement Amount less the Retained Amount; and thereafter the Escrow Agent shall release from the Escrow Account all or portions of the Retained Amount as and when it receives Payment Instructions, Orders, Discharge Notices or Determination Discharges, as applicable, related to the Outstanding Claims. Following the Release Date, in the event that the Retained Amount at any time exceeds the maximum amount (based on the most recent Draw-Down Request for each Outstanding Claim) of all Outstanding Claims, the Escrow Agent shall deliver according to instructions of the Securityholders' Representative, within five (5) days of the Securityholders' Representative's written request for such delivery, such number of Aggregate Indemnity Escrow Shares as have an aggregate Deemed Value equal to such excess.

      (c) JOINT WRITTEN INSTRUCTIONS. Notwithstanding the foregoing, if at any time the Escrow Agent shall receive joint written instructions executed by the Securityholders' Representative and the Purchaser ("Joint Written Instructions"), to release all or any portion of the Aggregate Indemnity Escrow Shares, then within five (5) business days after receipt of such Joint Written Instructions, the Escrow Agent shall release the Aggregate Indemnity Escrow Shares in accordance with such Joint Written Instructions. The Securityholders' Representative and the Purchaser will cooperate in good faith in executing such Joint Written Instructions wherever reasonably necessary to ensure distributions of Aggregate Indemnity Escrow Shares to the Party entitled thereto under the terms of the Merger Agreement.

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      (d) WRITTEN STATEMENTS. As promptly as practicable following the delivery of any Aggregate Indemnity Escrow Shares from the Escrow Account, the Escrow Agent shall send a written statement to each of the Securityholders' Representative and the Purchaser stating the number of Aggregate Indemnity Escrow Shares so delivered and the amounts of the Aggregate Indemnity Escow Shares remaining in the Escrow Account as of such date.

      (e) CASH PAYMENT OPTION.

      (i) Any Securityholder may, in lieu of having his or its Aggregate Indemnity Escrow Shares surrendered pursuant to this Section 3, elect to pay the aggregate Deemed Value of such Aggregate Indemnity Escrow Shares in cash to the Purchaser (the "Cash Payment Option"). To exercise his or its Cash Payment Option, a Securityholder must provide, within five (5) days of either (x) the Securityholders' Representative's receipt of a Draw Down Request or (y) in the event the Securityholders' Representative timely delivers an Objection, the resolution of such dispute by either the mutual agreement of the Purchaser and Securityholders' Representative or a final decision of a court of competent jurisdiction directing the release to the Purchaser of the Aggregate Indemnity Escrow Shares that are the subject of the Objection:

      (1) to the Purchaser, cash payment in full or partial satisfaction of such Securityholder's Optional Cash Payment (as defined below); and

      (2) to the Escrow Agent, proof of such payment (with a copy to the Purchaser) along with written notice of such Securityholder's election to exercise his or its Cash Payment Option and specifying the portion of such Securityholder's obligations being paid in cash and the portion to be satisfied by release of his Pro Rata Share of the Aggregate Indemnity Escrow Shares.

      (ii) With respect to each Securityholder that has effectively exercised his or its Cash Payment Option, the Escrow Agent shall, in lieu of payment to the Purchaser of the Aggregate Indemnity Escrow Shares as otherwise provided herein, promptly release to such Securityholder Aggregate Indemnity Escrow Shares with an aggregate Deemed Value equal to the amount that would have been calculated with respect to such Securityholder with respect to such Draw Down Request pursuant to Section 1(c) had such Securityholder not exercised its Cash Payment Option (such amount, the "Optional Cash Payment") and, in the case of a partial Cash Payment Option, shall release to Purchaser the balance of Aggregate Indemnity Escrow Shares necessary to satisfy the Draw Down Request.

      4. FIRST EARNOUT TRANCHE. Subject to the terms of the Merger Agreement, the Aggregate First Tranche Shares are intended solely to provide a source of equity for the payment of the First Earn-out Tranche which may become payable by the Purchaser pursuant to Section 2.15(c)(i) of the Merger Agreement (and taking into account Section 2.15(c)(iv) of the Merger Agreement). The Aggregate First Tranche Shares shall only be distributed and released as provided in this
Section 4.

      (a) In the event that the Securityholders are entitled to payment of the First Earn-out Tranche pursuant to Section 2.15(c)(i) of the Merger Agreement (and taking into account Section 2.15(c)(iv) of the Merger Agreement), then within 5 days of the Purchaser's delivery of the Adjusted EBITDA Statement to the Securityholders' Representative, the Purchaser and the Securityholders' Representative shall cause to be delivered to the Escrow Agent written payment instructions signed by the Purchaser and the Securityholders' Representative (the "First Tranche Notice") specifying that the Aggregate First Tranche Shares are to be distributed to the Securityholders as specified by the Securityholders' Representative in the First Tranche Notice.

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      (b) On the date that is one day after the expiration of the Earn-out
Period (or if such date is not a Business Day, the immediately following Business Day), and if the criteria set forth in Section 2.15(c)(iv) of the Merger Agreement were not satisfied during the Earn-out Period (the "First Tranche Release Date") the Escrow Agent shall promptly deliver to the Purchaser, as instructed in writing by the Purchaser, the Aggregate First Tranche Shares remaining in the Escrow Account on the First Tranche Release Date.

      5. CONDITIONS TO ESCROW. The Escrow Agent agrees to hold the Aggregate Indemnity Escrow Shares and Aggregate First Tranche Shares and to perform its responsibilties in accordance with the terms and provisions of this Agreement. The Parties agree that the Escrow Agent shall not assume any responsibility for the failure of either of the Purchaser, the Securityholders or the Securityholders' Representative to perform in accordance with the Merger Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions which the Parties hereto agree shall govern and control with respect to the Escrow Agent's rights, duties and liabilities hereunder:

      (a) DOCUMENTS. The Escrow Agent shall be fully protected and shall incur no liability (other than as a result of the Escrow Agent's gross negligence or willful misconduct), in relying upon and acting upon any written certification, notice, instruction, direction, request, waiver, consent, receipt, communication, paper or other document that the Escrow Agent in good faith believes to be genuine and duly executed and delivered, and shall have no duty to inquire into or investigate the validity or accuracy of any thereof.

      (b) LIABILITY. The Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence, bad faith or willful misconduct. In the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to paragraph (c) of this Section 5, in good faith be uncertain as to its duties or rights hereunder or reasonably believe any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Escrow Agent hereunder, it shall be entitled to refrain from taking any action to which such ambiguity or uncertainty relates and shall be fully protected and shall not be liable in any way to the Purchaser, the Securityholders, the Securityholders' Representative or any other Person for refraining from taking such action, and its sole obligation, in addition to those of its duties hereunder as to which there is no such ambiguity or uncertainty and which are not impacted by such ambiguity or uncertainty, shall be to keep safe all property held in the Escrow Account until it shall be directed otherwise in writing by the Purchaser and the Securityholders' Representative or by a final, nonappealable order of a court of competent jurisdiction; provided, however, in the event that the Escrow Agent has not received such written direction or court order within 180 days after requesting the same, it shall have the right to interplead the Purchaser and the Securityholders' Representative in any court of competent jurisdiction and request that such court determine its rights and duties hereunder.

      (c) LEGAL COUNSEL. The Escrow Agent may seek the advice of legal counsel selected with reasonable care, including in the event of any conflicting or inconsistent claims or demands being made in connection with the subject matter of this Agreement or any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the written advice of such counsel.

      (d) LIMITATION OF DUTIES. The Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any agreement of any other Party (whether or not it has any knowledge thereof). IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

      (e) RESIGNATION OR TERMINATION OF ESCROW AGENT. The Escrow Agent shall have the right to resign at any time by delivering not less than thirty (30) days' advance written notice of such resignation to the Purchaser, the Securityholders' Representative and the Purchaser and the Securityholders' Representative shall have the right to terminate the services of the Escrow Agent hereunder at any time by delivering not less than thirty (30) days' advance written notice (with such written notice being signed by the Purchaser and the Securityholders' Representative) of such termination to the Escrow Agent, in each case specifying the effective date of such resignation or termination. Within thirty (30) days after receiving or delivering the aforesaid notice, as the case may be, the Purchaser and the Securityholders' Representative shall agree to jointly appoint a successor escrow agent hereunder. The Escrow Agent's resignation shall not be effective until (i) such appointment has been made, (ii) the Aggregate Indemnity Escrow Shares and Aggregate First Tranche Shares have been delivered to the successor escrow agent, and (iii) the successor's acceptance of this Agreement and receipt of the Aggregate Indemnity Escrow Shares and Aggregate First Tranche Shares from the successor escrow agent and copies thereof shall have been sent to the Purchaser and the Securityholders' Representative. The Escrow Agent may petition a court of competent jurisdiction for the appointment of a successor escrow agent if one is not designated by the Purchaser and the Securityholders' Representative within sixty (60) days of receipt of such resignation from the Escrow Agent.

      (f) DISCHARGE OF ESCROW AGENT. Upon the latter of the delivery of (i) all of the Aggregate Indemnity Escrow Shares pursuant to the terms of Section 3 above or to a successor escrow agent and (ii) all of the Aggregate First Tranche Shares pursuant to the Terms of Section 4 above or to a successor escrow agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other Person by reason of such compliance or obedience.

      6. INDEMNIFICATION AND FEES OF THE ESCROW AGENT. In consideration of its acceptance of the appointment as Escrow Agent, the Purchaser, on the one hand, and the Securityholders, on the other hand, each agree to indemnify and hold the Escrow Agent harmless as to fifty percent (50%) (for an aggregate of one hundred percent (100%)) of any loss, liability, cost or expense incurred without gross negligence, bad faith or willful misconduct by the Escrow Agent to any Person by reason of its having accepted the same or in carrying out any of the terms hereof. The Purchaser, on the one hand, and the Securityholders, on the other hand, each agree to reimburse the Escrow Agent on request for fifty percent (50%) (for an aggregate of one hundred percent (100%)) of its reasonable attorneys' fees and for other reasonable costs and expenses incurred by it in connection with carrying out its duties hereunder, including such amounts as set forth on the Escrow Agent Schedule of Fees. In consideration of the Escrow Agent's duties hereunder, the Escrow Agent shall be entitled to a fee in an amount set forth on Schedule I (the "Escrow Fee"), with such fee payable by the Purchaser. Any amounts payable by the Securityholders under this Section 5 (including any indemnification obligations, the Escrow Fee and any other fees or expenses) shall be payable directly by the Securityholders' Representative, on behalf of the Securityholders. Notwithstanding anything to the contrary contained herein, with respect to any amounts payable by the Securityholders hereunder (including any indemnification obligations, the Escrow Fee or any other fees or expenses), the Securityholder's Representative shall be responsible for any such amounts.

      7. NOTICES. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to the Securityholders' Representative:

                  c/o UCC Capital Corp.
                  1330 Avenue of the Americas, 40th Floor
                  New York, NY  10019
                  Attn:    Robert W. D'Loren
                  Fax:     212-247-7131

                  with a copy to (which shall not constitute notice):

                  Littman Krooks LLP
                  655 Third Avenue, 20th Floor
                  New York, NY  10017
                  Attn:    Mitchell C. Littman, Esq.
                  Fax:     212-490-2990

                  If to the Purchaser:

                  Aether Holdings, Inc.
                  621 E. Pratt Street, Suite 601
                  Baltimore, MD  21202
                  Attn:    Chief Executive Officer
                  Fax:     (443) 573-9418

                  with a copy to (which shall not constitute notice):

                  Kirkland & Ellis LLP
                  655 Fifteenth Street NW
                  Washington, DC  20005
                  Attn:    Mark D. Director
                  Fax:     (202) 879-5200

                  If to the Escrow Agent:

                  Wilmington Trust Company
                  1100 N. Market Street
                  Wilmington, DE  19890
                  Attn:    Scott Huff
                  Fax:     (302) 636-4149

or to such other address as such party shall specify by written notice to the other Parties. Any notice sent to the Escrow Agent shall also be sent to the other Parties to this Agreement.

      8. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Merger Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior understandings or agreements by or among the Parties, whether written or oral, which may have related to the subject matter hereof in any way. This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by each of the Purchaser and the Securityholders' Representative (a copy of which shall be promptly provided by the Purchaser to the Escrow Agent); provided that if any such amendment or waiver would have the effect of increasing or expanding the Escrow Agent's obligations or duties under this Agreement, the written consent of the Escrow Agent shall be required in addition to the written consent of the Purchaser and the Securityholders' Representative. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement of any rights or obligations of any Party under or by reason of this Agreement.

      9. ASSIGNS AND ASSIGNMENT. This Agreement and all actions taken hereunder shall inure to the benefit of and shall be binding upon all of the Parties and upon all of their respective successors and assigns; provided that (a) no assignment of the interest of any other Party shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and acknowledged by the Escrow Agent and (b) the Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 4(e) above and
Section 18 below.

      10. NO OTHER THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person other than the Escrow Agent, the Purchaser, the Purchaser Indemnified Persons, the Securityholders and the Securityholders' Representative and their permitted assigns any rights or remedies under or by reason of this Agreement.

      11. INTERPRETATION. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

      12. NO WAIVER. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege. The right of the Purchaser and Securityholders' Representative to receive all or any portion of the Aggregate Indemnity Escrow Shares or the Aggregate First Tranche Shares under the circumstances described in Section 3 above is in addition to, and not in lieu of, any other remedies that any such Party may have against another Party pursuant to the Merger Agreement or in the event of a breach of the Merger Agreement.

      13. SEVERABILITY. The Parties agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions, but are valid and enforceable, and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

      14. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any person. The term "including" as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

      15. RELEASES ON NON-BUSINESS DAYS. In the event that a release from the Escrow Account hereunder is required to be made on a date that is not a business day, such release may be made on the next succeeding business day with the same force and effect as if made when required.

      16. GOVERNING LAW; JURISDICTION. This Agreement, and the rights of the Parties under this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware that are applicable to contracts that are made in and to be fully performed in such state, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      17. COUNTERPARTS. This Agreement may be executed by the Parties individually or in any combination, in one or more counterparts (including by means of telecopied signature pages), each of which shall be an original and all of which shall together constitute one and the same agreement.

      18. SUCCESSOR ESCROW AGENT ENTITY. Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust or escrow business of the Escrow Agent shall be sold or otherwise transferred, shall succeed to all the Escrow Agent's rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

                                  [END OF PAGE]
                            [SIGNATURE PAGE FOLLOWS]

      To evidence their agreement, the parties have caused this Agreement to be executed on the date first written above.


                      AETHER HOLDINGS, INC.


                      By:
                               --------------------------------------------
                               Name: David S. Oros
                               Title:   Chief Executive Officer


                      ROBERT W. D'LOREN,
                      IN HIS CAPACITY AS A SECURITYHOLDER AND AS
                      ATTORNEY-IN-FACT FOR ALL OTHER SECURITYHOLDERS


                      By:
                               --------------------------------------------
                               Name:
                               Title:


                            WILMINGTON TRUST COMPANY


                      By:
                               --------------------------------------------
                               Name:
                               Title:

                                    EXHIBIT A


                    LIST OF SECURITYHOLDERS' PRO RATA SHARES

  SECURITYHOLDER                  NUMBER OF INDEMNITY          PRO RATA SHARE
  --------------                  -------------------          --------------
                                     ESCROW SHARES
                                     -------------

Robert W. D'Loren                       102,166                 17.0276612%
D'Loren Realty, LLC                     318,086                 53.014398%
The Robert D'Loren Family Trust          64,477                 10.7461616%
Dated  March 29, 2002
D'Loren Levien Group, LLC                  n/a                      n/a
Barry J. Levien                          54,371                  9.061806%
James F. Haran                           60,900                 10.1499728%
TOTAL                                   600,000                  100.000%